Exhibit 4.7

This form must be delivered scanned and signed to hanpaka@orion-uw.com

Please call to confirm at Tel. 03-5760606

Exact and full name of the classified investor ____________________

Contact person __________________ mobile phone _______________ email address: __________________________

To

_____________________________

through

Orion Underwriting and Issuances Ltd. (hereinafter: the “Funds Raising Manager”)

Re: Siyata Mobile Inc.

Private placement of shares together with unlisted warrants (hereinafter: the “Allocated Securities”)

1.	We hereby undertake towards Siyata Mobile Inc. (hereinafter: the “Company”) to purchase shares and unlisted warrants at an amount as shall be allocated to us in the framework of the private placement.

Issuance unit: 10 shares and warrants to purchase 10 shares at a unit price of USD $100 according to a value of USD $10 per share.

2.	Warrant terms:

a.	The warrants are unlisted and will be issued in the form annexed hereto as Exhibit A.

3.	We undertake to deliver to the Company, by the date to be set forth in the Company’s acceptance notice, the full consideration for the securities to be allocated to us in the private placement.

4.	Should we not receive an acceptance notice detailing the number of securities that were allocated to us in the framework of the private placement, within one business day from the date our offer is sent, we shall contact you via telephone in order to confirm that you received our order.

5.	We irrevocably represent and undertake that (1) we are one of the investors among those listed in Schedule One of the Securities Law, 5728-1968 (hereinafter: “Securities Law”) and we fulfill the conditions set forth in such schedule, and we are aware of the significance of our being considered an investor that included in such schedule and we agree to such, and we also undertake to deliver to the Company, if required, a confirmation of our being such an investor and that we are a corporation incorporated in Israel; (2) we are not acting on behalf of or for any other person or entity; (3) we are purchasing the securities for ourselves and not for purpose of distribution or sale to others, not on behalf of nor for others, and not for our clients, but rather and only under conditions permitted in the Securities Law and in the regulations promogulated thereunder; (4) we are residents of Israel, we are not a U.S. Person as defined in Regulation S that was enacted under the Securities Act of 1933, and we are not purchasing the offered Securities for a U.S. Person and/or a person located in the US or with the intention to perform “targeted marketing efforts” to U.S. Persons and/or with the intention to perform “Distribution” in the US (as such term is defined in US securities law).

6.	We acknowledge that the securities to be allocated to us, if any, shall be allocated without any declaration and/or representation and/or indemnification whatsoever (as-is), free of any debt, lien, charge or other third party right. We shall have no demand and/or argument and/or claim against the Company and/or Funds Raising Manager and/or against any of their affiliated companies and/or officers and/or managers and/or employees and/or consultants and/or anyone on their behalf, with respect to and/or in connection with the Company and/or its condition, assets, and/or obligations, and/or its quarterly reports and cash flows, including those expected to be published on a date shortly after the private placement, and the data included therein. The exercise shares shall have the same rights as the current ordinary shares in the Company’s share capital, for all intents and purposes, starting from their issuance date, and they shall be entitled to any dividends or other benefit with a record date later than the exercise date and allocation of the exercise shares.

7.	We have the financial, economic, and business ability, expertise, and experience, in order to analyze the investment in the securities of the Company, and to assert the risks and chances of the transaction and undertake its performance. Similarly, we have the ability to consider and understand the tax implications related to the securities to be allocated to us. The purchase of the securities is made solely on the basis of our examinations and under our responsibility, we did not receive any information, representations, or undertakings from the Company, the Funds Raising Manager, or anyone on their behalf, including in connection with the Company’s condition, assets and obligations, and we did not receive, nor did we see or rely on any prospectus and/or offering document, and we are aware that the representations and obligations that bind the Company are its representations, declarations, and obligations that are included in its public reports.

8.	We acknowledge that issuing the securities to us is contingent, inter alia, upon receiving approval of the Company’s board of directors, approval of NASDAQ in New York, USA (hereinafter: the “Stock Exchange”) for listing such securities on the Stock Exchange, and any other approval necessary for the private placement (all the above conditions together shall be hereinafter referred to as: the “Condition Precedent”). We shall have no argument and/or claim against the Company and/or its officers and/or counsel and/or any other entity including the Funds Raising Manager, if and insofar as the Condition Precedent shall ultimately not be fulfilled. Should the private placement not be performed for any reasons whatsoever, including due to the fact that any of the Conditions Precedent were not fulfilled until January 16, 2021, we shall have the option to terminate our participation in the private placement with a written notice.

9.	We confirm and agree that we are a corporation that is incorporated in Israel, belonging to one of the investor types listed in Schedule One to the Securities Law, 5728-1968 (hereinafter: “Classified Investor”), for purpose of Section 15A(b)(1) of such law, and we are aware of the fact that the Company is relying on such confirmation and agreement of ours.

10.	We acknowledge that the securities to be allocated to us, including the shares to be allocated to us upon exercising the warrants shall be subject to resale restrictions after allocation (lockup provisions that shall be in effect for a period of six (6) months and one (1) day from the allocation day) in accordance with the relevant rules and regulations in the United States. We undertake to fulfill such provisions as required under law at our own exclusive liability.

11.	We represent that we have no connection whatsoever with any of the Company’s interested parties and/or officers.

12.	We undertake to execute all documents and disclosures customary in this type of transaction and/or that shall be required under any securities laws.

13.	We consent that the Company report and/or publish reports required under the provisions of law in connection with the foregoing share issuance.

14.	We confirm that we are aware of the fact that the share allocation shall be performed through book entry.

15.	We hereby grant permission to the below member of the Stock Exchange where the billing account is held and instruct it to charge our account hereunder with the amount that the Funds Raising Manager shall stipulate as the amount the client shall be charged.

We confirm that we are aware that the Company may determine and change the scope of the private placement and postpone (subject to Section 8 above) or terminate the issuance of the securities, all at its sole discretion. Similarly, we confirm that we are aware that the actual securities allocation may be lower than the number of securities we asked for in the offer. Should the Company not accept our offer, or in the event of partial acceptance, we shall have no argument and/or claim and/or demand against the Company and/or the Funds Raising Manager and/or any of their affiliated companies and/or officers and/or employees and/or consultants and/or anyone on their behalf.

Date	Name of Signatory	Signatory and Seal

Account to charge: Bank: ____________ Branch number: _____________ Account no: ________________

Bank/Stock Exchange member for transferring the Securities: Bank: ____________ Branch number: _____________ Account no: ________________

Exhibit A

Form of Warrant

See attached.

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